PRODUCTION AND INVENTORY DATING AGREEMENT


Production and Inventory Dating Agreement dated as of April 10, 1998 among Orion Financial, Ltd., a Colorado corporation ("Orion") and Asia Pacific Industries Development Group ("APIDG").

   Orion and APIDG are parties to an Escrow Agreement dated as of April 10, 1998 (the "Escrow Agreement"). Accordingly, the parties hereto hereby agree as follows:

     1. Effectiveness. This Agreement shall become effective upon the Closing of Escrow as such term is defined in the Escrow Agreement. If the Closing of Escrow does not take place by April 30, 1998, this Agreement shall be null and void unless extended by mutual agreement.

     2. APIDG Ownership Interest in OFL. As part of this Agreement, OFL will issue to APIDG 4,548,787 shares of its common stock at the time of Closing of Escrow which represents10% of OFL's outstanding stock. APIDG will have the same classification of stock as all other stockholders.

     3.   Ownership and Development.
          a. As used herein the term "Products" shall mean any and all products which are marketed using the name "Funtastix" and/or using any Promotional Material described in Section 3 (b), or the intellectual property listed on Schedule A hereto of any Proprietary Property described in Section 6 (a) hereof and any additional trademarks, trade names or patents to which Orion now has or hereafter acquired rights to (collectively the "Intellectual Property"). The parties recognize that Orion will own all Intellectual Property.
          b. Orion shall develop additional Products using the Intellectual Property and material relating to the sales, marketing, distribution, promotion of and advertising for the Products (the "Promotional Material").

     4.   Ordering of Product.
          a. As long as this Agreement is in effect, Orion shall order all the Products (including shoes, clothing, toys, bags or other accessory products) which it will sell in the United States, Peoples Republic of China, Australia, Taiwan, Hong Kong, Thailand, Singapore, Indonesia, the Philippines, Malaysia, Viet Nam and Laos from factories designated by APIDG (a "Designated Factory"), as long as the Products meet specifications and are delivered in a timely manner and the price therefor is at least as low as the price which Orion has obtained from three other factories for Products of the same specifications. In the event that one or more of such other prices are lower than quoted to Orion, Orion shall be free to place the order with such factory.
          b. Orion has projected that it will be able to use its best efforts to order the following amount during the indicated time period of shoes which are Products:

                  1998   58,000 pairs
                  1999   134,000 pairs
                  2000   372,000 pairs
                  2001   862,000 pairs
                  2002   1,780,000 pairs

     5. Payment. Payment shall be made for all Products ordered hereunder by Orion from Designated Factories as follows:

          a. Beginning in June 1998 and for the first orders totaling a combined maximum of $300,000 (the first order of $251,000 anticipated to be placed in June 1998 and the first $49,000 of the order anticipated to be placed in December 1998) 10% of each order paid in cash upon placing the order and 90% to be paid by irrevocable letter-of-credit with terms of 150 days dating from shipment of shoes by APIDG through the Port of Hong Kong (FOB Hong Kong) or such other port as is mutually agreed upon issued at the time of placement of the orders totaling the first $300,000.
          b. After the first $300,000 of orders are placed under the terms of 5 (a) above, each subsequent order placed in the first 24 months of this agreement shall be paid with 20% cash upon placing the order and 80% to be paid by post-dated check issued at the placement of each order due and payable at 150 days from the date of shipment of the order by APIDG through the Port of Hong Kong (FOB Hong Kong) or such other port as is mutually agreed upon.
          c. For all orders placed after the 24 months outlined in 5(a) above and extending for the next 36 months (months 25 through 60) each order shall be paid with 30% cash upon placing the order and 70% to be paid by post-dated check issued at the placement of each order due and payable at 120 days from the date of shipment of the order by APIDG through the Port of Hong Kong (FOB Hong
               Kong) or such other port as is mutually agreed upon.
          d. If Orion is successful at being placed on NASDAQ, the above inventory dating and payment terms may be renegotiated.
          a. OFL agrees to pay APIDG interest at the rate of ten percent (10%) per annum payable on the final payment of each order outlined in 5(a), 5(b), and 5(c) above as payment for the interest incurred by APIDG in securing the extended inventory dating terms on each order.

6.   Trade Secrets.

          a. Each party recognizes that Orion may provide it with certain proprietary property and information including, but not limited to, the following: patents, trademarks, copyrights, drawings, blueprints, designs, molds, lasts, technologies, production methods, materials, component costs, corporate financial data, payroll data, and sales and marketing plans and programs (collectively, the "Proprietary Property"). All such property, information, documents, reports, and equipment, in whatever form, shall remain the sole property of Orion and shall not be disclosed by any party hereto to any other persons or parties except with the express written permissions of Orion.
          b. Prior to designating a factory as a Designated Factory, APIDG will obtain from such factory an agreement in form and substance satisfactory to Orion as to the protection of Proprietary Property and Intellectual Property information and APIDG shall be responsible for insuring that each such agreement is complied with.

     7. APIDG seat on Orion's Board of Directors. Orion agrees that during the terms of this agreement, Orion will provide one seat on its Board of Directors to APIDG.

     8. Establishment of Join Venture Distribution Company for Southeast Asia. Orion and APIDG agree that after the first order from Orion is placed and the payment for that order is made, APIDG will establish a joint venture company in Hong Kong and act as the sole agent of all the Funtastix Products for China and Southeast Asia and develop the markets there. APIDG agrees that Orion will own a minimum of 10% of this new joint venture company.

     9. Termination. This Agreement shall continue in effect for a period of five years from the date of this Agreement unless otherwise extended by both parties.

     1. Cooperation. Each party will protect the other parties hereto. If a party hereto causes injury to another party, it shall be responsible for all legal consequences and damages to compensate the injured party.

     2. Arbitration. Any dispute arising under this Agreement will be resolved pursuant to arbitration in accordance with the rules of the American Arbitration Association in San Francisco, California.

     3. Applicable Law. This Aagreement shall be governed by the laws of the State of Colorado.



   Orion Financial, Ltd.


   By: /s/ Dean H. Boedeker, President
      --------------------------------------------------------
   80 N. Hoyt St.
   Denver, Colorado   80226


   For and on behalf of
   Asia Pacific Industries Development Group


   By: /s/ Michael Ng, F.L.
      --------------------------------------------------------
   Address: 101, Shashujin, 4/F
            --------------------------------------------------
            Shenzhen, China

   -----------------------------------------------------------

                             AMENDMENT NUMBER ONE TO
                    PRODUCTION AND INVENTORY DATING AGREEMENT

This Amendment Number One to Production and Inventory Dating Agreement between Orion Financial, Ltd., a Colorado corporation ("Orion") and Asia Pacific Industries Development Group ("APIDG") is dated April 30, 1998.

Orion and APIDG hereby agree that the Production and Inventory Dating Agreement dated April 10, 1998 ("Agreement") is amended by replacing Paragraph 1 of the Agreement with the following:

          1. Effectiveness. The Agreement shall become effective upon Closing of Escrow as such term is defined in the Escrow Agreement. If the Closing of Escrow does not take place by May 15, 1998, this Agreement shall be null and void unless extended by mutual agreement.


ORION FINANCIAL, LTD.


By:   /s/ Dean H. Boedeker
      ----------------------------------------
Its:  President


ASIA PACIFIC INDUSTRIES DEVELOPMENT GROUP


By:   /s/ Michael Ng, F.L.
     -----------------------------------------
Its: President
     -----------------------------------------